Exhibit 99.1

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Devon Energy Corporation:

We have audited the accompanying statements of combined revenues and direct operating expenses of the oil and gas properties sold to Maritech Resources, Inc., a subsidiary of TETRA Technologies, Inc. (the Acquired Properties) for the years ended December 31, 2004 and 2003. These financial statements are the responsibility of Devon Energy Corporation’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note 2. The presentation is not intended to be a complete presentation of the properties described above.

In our opinion, the financial statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the oil and gas properties sold to Maritech Resources, Inc., a subsidiary of TETRA Technologies, Inc. as described in Note 1 for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/KPMG LLP

Oklahoma City, Oklahoma

November 15, 2005

DEVON ENERGY CORPORATION

STATEMENTS OF COMBINED REVENUES AND DIRECT OPERATING

EXPENSES OF THE OIL AND GAS PROPERTIES

SOLD TO MARITECH RESOURCES, INC.

(In Thousands)

	Six Months Ended		Year Ended
	June 30,		December 31,
	2005	2004	2004	2003
	(Unaudited)
Revenues	$22,653	$40,227	$71,214	$86,371

Direct operating expenses	10,647	10,295	21,397	28,418

Excess of revenues over direct operating expenses	$12,006	$29,932	$49,817	$57,953

The accompanying notes are an integral part of these financial statements.

DEVON ENERGY CORPORATION

NOTES TO STATEMENTS OF COMBINED REVENUES AND DIRECT

OPERATING EXPENSES OF THE OIL AND GAS PROPERTIES

SOLD TO MARITECH RESOURCES, INC.

1. THE PROPERTIES

On September 7, 2005, Maritech Resources, Inc. (“Maritech”), a wholly owned subsidiary of TETRA Technologies, Inc. (“TETRA”) acquired, effective as of January 1, 2005, (the “Acquisition”) certain offshore Gulf of Mexico and inland waters properties (“Acquired Properties”) of Devon Energy Corporation and its subsidiaries (collectively “Devon Energy”). Pursuant to the Purchase and Sale Agreement dated July 22, 2005 (“the Agreement”), the purchase consideration consisted primarily of the fair value of associated decommissioning and abandonment liabilities assumed by Maritech plus a cash purchase price of $4.0 million. The cash portion of the consideration was subject to adjustment for the effects of preferential purchase right elections and the properties’ cash flows from January 1, 2005. As a result of such cash adjustments primarily relating to the properties’ cash flows from January 1, 2005, Maritech received a net settlement of approximately $18.3 million cash at closing, which remains subject to final adjustment, and retained the associated abandonment liabilities. The Acquired Properties are in the following Gulf of Mexico blocks or State of Louisiana leases:

• Brazos Block 396

• East Cameron Block 354

• Eugene Island Blocks 007, 116, 128, 129, 297, 305, 325, 342, 365

• Galveston Block 273, 333, 343, 363

• Grand Isle Block 68

• High Island Block 30L, 98L, A264, A339, A340, A442, A474, A489, A499, A560

• Main Pass Block 175

• Mustang Island Block 748L, 772L

• South Marsh Island Block 36, 37, 48, 125, 233

• Ship Shoal Block 47, 64, 276, 277, 299, 300

• South Timbalier Block 212, 219, 231, 277

• Vermillion Block 57, 114, 131

• Viosca Knoll Block 213, 738

• West Cameron Block 206, 528, 541

2. BASIS OF PRESENTATION

The statements of combined revenues and direct operating expenses have been derived from Devon Energy’s historical financial records and are prepared on the accrual basis of accounting. Revenues and direct operating expenses as set forth in the accompanying statements include revenues from oil and gas production, net of royalties, and associated direct operating expenses related to the net revenue interest and net working interest, respectively. These revenues and expenses represent Maritech’s interest in the Acquired Properties.

During the periods presented, the Acquired Properties were not accounted for or operated as a separate division by Devon Energy. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

These statements vary from an income statement in that they do not show certain expenses, which were incurred in connection with the ownership of the Acquired Properties, such as general and administrative expenses, and income taxes. These costs were not separately allocated to the Acquired Properties in the Devon Energy historical financial records and the preparation of any pro forma allocation would be both time consuming and expensive and would not result in a reliable estimate of what these costs would actually have been had the Acquired Properties been operated historically as a stand alone entity. In addition, these allocations, if made using Devon Energy historical general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Acquired Properties had they been assets of Maritech, due to the significant differences in size, structure, and operations of Maritech. These statements also do not include provisions for depreciation, depletion, amortization and accretion, as such amounts would not be indicative of future costs and those costs which would be incurred by Maritech upon allocation of the purchase price. Accordingly, the financial statements and other information presented are not indicative of the results of operations of the Acquired Properties going forward due to the expected production declines of the Acquired Properties, the changes in the business and the omission of various operating expenses.

In addition, a balance sheet for the Acquired Properties is not presented. At the end of the economic life of these fields, certain restoration and abandonment costs will be incurred by the respective owners of these fields. No accrual for these costs is included in the direct operating expenses.

The sales method of accounting for gas production imbalances has been followed in determining revenues. The volume of gas sold may differ from the volumes to which Devon Energy is entitled based on its interests in the properties. These differences create imbalances that are recognized as a reduction of revenue only when the estimated remaining reserves will not be sufficient to enable the underproduced owner to recoup its entitled share through production. If an imbalance exists at the time the wells’ reserves are depleted, settlements are made among the joint interest owners under a variety of arrangements. No revenue is recorded for those wells where Devon Energy has taken less than its share of production unless all revenue recognition criteria are met.

3. RELATED PARTY TRANSACTIONS

Affiliates of Devon Energy purchased some of the crude oil and natural gas from the Acquired Properties for certain periods presented in the financial statements. Such sales, based on Devon Energy’s net revenue interest in the Acquired Properties, amounted to approximately $34.9 million and $29.4 million for the years ended December 31, 2004 and 2003, respectively. The purchasers of future sales of crude oil and natural gas from the Acquired Properties will be determined by Maritech beginning in December 2005.

4. COMMITMENTS AND CONTINGENCIES

Devon Energy is involved in various routine legal proceedings incidental to its business. Matters that are probable of unfavorable outcome to Devon Energy and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, Devon Energy’s estimates of the outcomes of such matters and its experience in contesting, litigating and settling similar matters. To Devon Energy’s knowledge, as of the date of this report and related to the Acquired Properties, there were no material pending legal proceedings.

Pursuant to the terms of the Agreement, Devon Energy is obligated for any claims, litigation or disputes pending as of the effective date of January 1, 2005, or any matters arising in connection with the ownership of the Acquired Properties prior to the effective date.

5. OIL AND GAS RESERVE INFORMATION (Unaudited)

Estimated Quantities of Proved Oil and Gas Reserves

The following information is presented with regard to the Acquired Properties’ proved oil and gas reserves. The reserve values and cash flow amounts reflected in the following reserve disclosures are based on prices as of year end. Proved oil and gas reserve quantities are reported in accordance with guidelines established by the Securities and Exchange Commission.

Proved oil and gas reserves are defined as the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Reservoirs are considered proved if economic productibility is supported by either actual production or conclusive formation tests. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or gas-water contacts, if any, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. Reserves which can be produced economically through application of improved recovery techniques are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

The reliability of reserve information is considerably affected by several factors. Reserve information is imprecise due to the inherent uncertainties in, and the limited nature of, the database upon which the estimating of reserve information is predicated. Moreover, the methods and data used in estimating reserve information are often necessarily indirect or analogical in character, rather than direct or deductive. Furthermore, estimating reserve information, by applying generally accepted petroleum engineering and evaluation principles, involves numerous judgments based upon the engineer’s educational background, professional training and professional experience. The extent and significance of the judgments to be made are, in themselves, sufficient to render reserve information inherently imprecise.

	Natural Gas	Oil
	(MMcf)	(MBbls)
Total proved reserves:
Balance, December 31, 2002	22,877	2,211
Revisions of previous estimates	9,661	316
Production	(10,399)	(935)
Extensions and discoveries	4,533	1
Balance, December 31, 2003	26,672	1,593
Revisions of previous estimates	(4,272)	1,009
Production	(6,522)	(833)
Extensions and discoveries	–	–
Balance, December 31, 2004	15,878	1,769

Proved developed reserves:
December 31, 2003	24,961	1,352
December 31, 2004	13,783	1,450

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The standardized measure of discounted future net cash flows and changes in such cash flows are prepared using procedures prescribed by Statement of Financial Accounting Standards No. 69 (“SFAS No. 69”). As prescribed by SFAS No. 69, “standardized measure” relates to the estimated discounted future net cash flows and major components of that calculation relating to proved reserves at the end of the year in the aggregate, based on year end prices, costs, and statutory tax rates and using a 10% annual discount rate.

The standardized measure is not an estimate of the fair value of proved oil and gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, year end prices, used to determine the standardized measure, are influenced by seasonal demand and other factors and may not be representative in estimating future revenues or reserve data.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves attributed to the Acquired Properties is as follows (in thousands):

	December 31,
	2004	2003
Future cash inflows	$172,203	$207,763
Future costs:
Production	57,833	53,832
Development and abandonment	89,595	82,656
Future net cash flows before income taxes	24,775	71,275
Future income taxes	16,393	28,904
Future net cash flows	8,382	42,371
Discount at 10% annual rate	(6,612)	(1,254)
Standardized measure of discounted future net cash flows	$14,994	$43,625

Changes in the standardized measure of future net cash flows relating to proved natural gas and oil reserves attributed to the Acquired Properties are summarized below (in thousands):

	Year Ended December 31,
	2004	2003
Standardized measure, beginning of year	$43,625	$8,596
Sales, net of production costs	(49,817)	(57,953)
Net change in price, net of production costs	2,481	25,433
Development costs incurred	6,685	759
Changes in future development costs	(10,202)	10,384
Revisions in quantity estimates	7,532	35,936
Accretion of discount	4,363	860
Net change in income taxes	11,683	(4,277)
Extensions and discoveries	–	16,284
Change in production rates (timing) and other	(1,356)	7,603
Standardized measure, end of year	$14,994	$43,625